EXHIBIT 11.3

                       EARNINGS (LOSS) PER SHARE
                       FULLY DILUTED COMPUTATION
     FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 1995 AND 1994
           (IN MILLIONS EXCEPT SHARE AND PER SHARE AMOUNTS)


                          Three Months Ended       Six Months Ended
                              December 31,            December 31,
                       -----------------------  ----------------------
                           1995         1994        1995        1994
                       -----------  ----------- ----------- -----------
Basis for computation of
 fully diluted earnings
 per share:

  Earnings before extra-
   ordinary item and
   cumulative effect of
   accounting change,
   as reported         $     43.6  $     27.9   $     73.8 $     49.7
  Add interest charges
   on convertible debt        1.8         1.8          3.6        3.6
  Less provision for taxes    (.7)        (.7)        (1.4)      (1.4)
                       ----------  ----------   ---------- ----------
  Earnings before cumu-
   lative effect of
   accounting change and
   extraordinary item,
   as adjusted               44.7        29.0         76.0       51.9
  Cumulative effect of
   accounting change                                             (5.9)
  Extraordinary loss
   - debt retirement                     (1.8)                   (3.0)
                       ----------  ----------   ---------- ----------

  Net earnings applicable
   to common stock     $     44.7  $     27.2   $     76.0 $     43.0
                       ==========  ==========   ========== ==========

Number of shares:

  Weighted average
   shares outstanding  60,169,301  59,201,812   60,033,321 59,195,764
  Conversion of
   convertible sub-
   ordinated notes
   into common stock    3,621,849   3,622,048    3,621,945  3,622,048
                       ----------  ----------   ---------- ----------
  Total common and
   common equivalent
   shares assuming
   full dilution       63,791,150  62,823,860   63,655,266 62,817,812
                       ==========  ==========   ========== ==========

Fully diluted earnings
 per share:

  Earnings before
   cumulative effect
   of accounting
   change and extra-
   ordinary item       $      .70  $      .46   $     1.20 $      .83
  Cumulative effect of
   accounting change                                             (.09)
  Extraordinary loss
   - debt retirement                     (.03)                   (.05)
                       ----------  ----------   ---------- ----------
  Net earnings         $      .70  $      .43   $     1.20 $      .69
                       ==========  ==========   ========== ==========

This calculation is submitted in accordance with Regulation S-K item 601(b)(11). However, under APB Opinion No. 15, calculation of fully diluted earnings per share would exclude the conversion of convertible securities which would have an antidilutive effect on earnings per share for each period.